Exhibit 99.1

NEWS

ANADARKO ANNOUNCES LEADERSHIP TRANSITION

AL WALKER NAMED CHIEF EXECUTIVE OFFICER

JIM HACKETT NAMED EXECUTIVE CHAIRMAN

HOUSTON, Feb. 21, 2012 – Anadarko Petroleum Corporation (NYSE: APC) today announced its Board of Directors has promoted Al Walker, the company’s President and Chief Operating Officer, to the position of President and CEO. Jim Hackett, who was named Anadarko’s CEO in December of 2003, will continue serving the company in the newly created position of Executive Chairman. The leadership changes will be effective May 15, 2012, in conjunction with the company’s Annual Meeting. In addition, Walker will stand for election to the company’s Board of Directors at that time.

“Anadarko is blessed with tremendous talent and depth among its senior management team, and we are pleased and excited to announce this next step in the growth of the company,” said John Gordon, Anadarko Lead Director. “Succession planning is an essential component of any sustainable enterprise, and today’s announcement of Al Walker as the next CEO of Anadarko is the culmination of a multi-year phased process. The Board believes that Al has demonstrated the leadership skills and intellectual depth to ensure the long-term growth and stability of the company. Anadarko’s stakeholders will continue to be well served with Jim and Al in their new leadership roles.”

“Throughout his time with the company, Al has demonstrated an exceptional ability to create value for Anadarko, resulting in some of the company’s most noteworthy accomplishments,” said Hackett. “Al has been a member of the company’s executive management team since joining Anadarko in 2005, and has been integral to the company’s major strategic and tactical decisions over that period. He is a talented and ethical leader with proven abilities to identify and capture opportunities to build shareholder value, as well as to attract, retain and develop intellectual capital – a key competitive advantage for Anadarko. This is a good time for the transition to a long-planned succession, given the company’s strong exploration and operational success, and robust portfolio for long-term growth. After 13 years as a public company CEO, it’s time for me to consider other avenues for personal and professional growth. It’s been my privilege to serve as CEO for over eight years, and I look forward to serving Anadarko as Executive Chairman.”

As Executive Chairman, Hackett will continue to play an important role in the company’s strategic direction, while being a spokesperson for the company and industry, as our nation works to develop a long-term, effective energy policy. Hackett will serve as Executive Chairman through the company’s Annual Meeting of Stockholders in 2013, and will retire from Anadarko in June 2013.

Walker, age 55, has more than 30 years of experience in the energy industry, with a focus on exploration and production. In more than six years with Anadarko, he has served in positions of increasing responsibility, including Sr. Vice President, Finance, Chief Financial Officer, Chief Operating Officer and President. Walker currently is a director of Centerpoint Energy, Inc. (NYSE: CNP) and Western Gas Holdings, LLC, a subsidiary of Anadarko and general partner to Western Gas Partners, LP. (NYSE: WES).

“I am grateful to the Board and Jim for this opportunity to serve Anadarko’s employees and stakeholders.” said Walker. “Anadarko has built a strong organization that is committed to being an industry-leading, global exploration and production company. Under Jim’s direction we achieved many record successes, and building upon that momentum will continue to be a primary focus. Our accomplishments have been a direct result of the commitment of our employees, the assets we developed and the strategic vision Jim had for Anadarko. I look forward to growing the worldwide achievements of our company with the strong leadership team and exceptional employees we have at Anadarko.”

Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2011, the company had 2.54 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. For more information about Anadarko, please visit www.anadarko.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release, including Anadarko’s ability to execute upon the succession plan identified in this release. See “Risk Factors” in the company’s 2010 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.

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ANADARKO CONTACTS

MEDIA:

John Christiansen, john.christiansen@anadarko.com, 832.636.8736

Brian Cain, brian.cain@anadarko.com, 832.636.3404

INVESTORS:

John Colglazier, john.colglazier@anadarko.com, 832.636.2306

Clay Gaspar, clay.gaspar@andarko.com, 832.636.2541

Wayne Rodrigs, wayne.rodrigs@anadarko.com, 832.636.2305

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